Exhibit 99

Titan Tire Closes on Purchase of Goodyear’s Latin American Farm Tire Business

QUINCY, Ill. - April 1, 2011 - Titan Tire Corporation, a subsidiary of Titan International, Inc., closed today on the acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business for approximately $98.6 million U.S. dollars, subject to post-closing conditions and adjustments, for the Latin American business.  The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories and a licensing agreement that will allow Titan to sell Goodyear-brand farm tires in Latin America and North America.

“We are very excited to have purchased these great assets for Titan,” stated Maurice M. Taylor, chairman and CEO.  “Over the next 18 to 24 months, we believe Latin America revenue can grow up to approximately $400 million by adding OTR radials and other earthmover and construction tires to the facility.  This expansion into Latin America supports our global vision of becoming the world’s premier farm tire manufacturer.  The European portion of the transaction is pending as Goodyear works through the closing requirements.”

Total revenue from the Sao Paulo plant is running at approximately $250 million annually which includes approximately $125 million of farm product sales and approximately $125 million non-agriculture product that Titan will build for Goodyear under supply agreements.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2010.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773